Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW KW SHARES EXCEPT ON THE BASIS OF INFORMATION IN THE SCHEME DOCUMENT AND THE PROSPECTUS WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

13 June 2017

RECOMMENDED MERGER OF

KENNEDY WILSON EUROPE REAL ESTATE PLC

AND

KENNEDY-WILSON HOLDINGS, INC.

NEW RECOMMENDED OFFER, ADDITIONAL SHAREHOLDER SUPPORT,

PROSPECTUS AND UPDATE ABOUT TIMING OF THE MERGER

Introduction

On 24 April 2017, Kennedy-Wilson Holdings, Inc. (“KW”) and the Independent Committee of Kennedy Wilson Europe Real Estate plc (“KWE”) published an announcement (the “Rule 2.7 Announcement”) relating to a proposed recommended all-share merger of KW and KWE (the “Merger”), which is to be implemented by means of a Court-sanctioned scheme of arrangement of KWE under Article 125 of the Jersey Companies Law (the “Original Offer”). Unless otherwise defined in this announcement, capitalised terms used but not defined in this announcement have the same meanings given to them in the Rule 2.7 Announcement. Except as otherwise stated in this announcement, all of the terms and conditions of the Merger, set out in the Rule 2.7 Announcement, remain as announced on 24 April 2017.

New Offer

The KW Board and the Independent Committee of KWE are pleased to announce that KW has agreed to make available a new alternative proposal (the “New Offer”), which will be available alongside the Original Offer. As set out in the Rule 2.7 Announcement, it was originally intended under the Original Offer that each KWE Scheme Shareholder would receive 0.667 New KW Shares for each KWE Scheme Share, with no cash being payable. Under the New Offer, a partial cash entitlement has been introduced and the exchange ratio has been amended. Accordingly, each KWE Scheme Shareholder will now have the option of electing to receive either:

under the Original Offer, for each KWE Scheme Share:	0.667 New KW Shares

OR

under the New Offer, for each KWE Scheme Share:

0.3854 New KW Shares (the “New KW Share Component”);

300 pence in cash, paid by KW (the “KW Cash Component”); and

250 pence in cash, paid by KWE by means of a special dividend (the “KWE Special Distribution”).

The KWE Special Distribution will be payable shortly after the Effective Date to those KWE Shareholders who become entitled, in respect of any KWE Share, to the consideration available under the New Offer and who are on KWE’s register of members at the Scheme Record Time. The KWE Special Distribution will be paid in addition to the other dividends contemplated in the Rule 2.7 Announcement (including the Closing Dividend). KWE Scheme Shareholders who elect to receive the Original Offer will not be entitled to receive the New KW Share Component, the KW Cash Component or the KWE Special Distribution. However, the dividend arrangements described in the Rule 2.7 Announcement will continue to apply.

Based on the Closing Price of US$19.55 per KW Share on 12 June 2017 (being the Business Day immediately prior to the publication of this announcement) (the “Latest Practicable Date”) and a £ / US$ exchange rate of 1.2656, the New Offer values each KWE Share at approximately 1,145 pence. Based on the Closing Price of US$19.55 per KW Share on the Latest Practicable Date and a £ / US$ exchange rate of 1.2656, the Original Offer values each KWE Share at approximately 1,030 pence.

If all KWE Scheme Shareholders elected to receive the New Offer, KWE Shareholders (other than KW and its affiliates) would own approximately 24% of the Combined Group and KW Shareholders would own approximately 76% of the Combined Group following completion of the Merger.

Additional shareholder support

KW has received additional irrevocable undertakings (the “Additional Irrevocable Undertakings”) from Quantum Strategic Partners Ltd. and Franklin Templeton Institutional, LLC (in its capacity as investment manager on behalf of certain funds and accounts managed by it) to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions relating to the Merger at the KWE General Meeting (or, in the event that the Merger is implemented by way of a Takeover Offer, accept the Offer) in respect of their entire holdings, representing, in aggregate, approximately 21.8% of KWE’s existing ordinary share capital as at the Latest Practicable Date (or approximately 28.6% of the KWE Shares entitled to a vote at the Scheme Court Meeting and KWE General Meeting, as at the Latest Practicable Date).

KW has also received a letter of intent (the “Letter of Intent”) from the Värde Shareholders (as defined in Appendix 2), confirming their intention to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions relating to the Merger at the KWE General Meeting (or, in the event that the Merger is implemented by way of a Takeover Offer, accept the Offer) in respect of their entire holdings, representing, in aggregate, approximately 5.6% of KWE’s existing ordinary share capital as at the Latest Practicable Date (or approximately 7.3% of the KWE Shares entitled to a vote at the Scheme Court Meeting and KWE General Meeting, as at the Latest Practicable Date).

Support from KWE Shareholders to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions relating to the Merger at the KWE General Meeting (or, in the event that the Merger is implemented by way of a Takeover Offer, accept the Offer) has been received in respect of approximately 36.0% of the KWE Shares entitled to a vote at the Scheme Court Meeting and KWE General Meeting, as at the Latest Practicable Date.

Further details of the Additional Irrevocable Undertakings and the Letter of Intent are set out in Appendix 2 to this announcement and the full text of the Additional Irrevocable Undertakings and the Letter of Intent can be found online at http://ir.kennedywilson.com/kw-kwe-transaction.

In addition, Fairfax Financial Holdings Limited and Elkhorn Partners LP have indicated to KW that they intend to vote in favour of the KW Shareholder Resolution at the KW Special Meeting in respect of their entire holdings, representing, in aggregate, approximately 14.3% of KW’s outstanding shares of common stock as at the Latest Practicable Date.

The KW Directors, as well as Mary Ricks, Matt Windisch, In Ku Lee and Justin Enbody (being all of the executive officers of KW who hold KW Shares), also intend to vote in favour of the KW Shareholder Resolution at the KW Special Meeting in respect of their entire holdings, representing, in aggregate, approximately 17.1% of KW’s outstanding shares of common stock as at the Latest Practicable Date.

Support from KW Shareholders to vote in favour of the KW Shareholder Resolution at the KW Special Meeting has been received in respect of approximately 31.4% of KW’s outstanding shares of common stock as at the Latest Practicable Date.

Recommendation

The Independent Committee of KWE, which has been so advised by Rothschild and J.P. Morgan Cazenove as to the financial terms of the New Offer, considers the terms of the New Offer to be fair and reasonable. In providing their advice to the Independent Committee of KWE, Rothschild and J.P. Morgan Cazenove have taken into account the commercial assessments of the Independent Committee of KWE.

Accordingly, the members of the Independent Committee of KWE intend unanimously to recommend that KWE Shareholders vote in favour of the New Offer at the Scheme Court Meeting and the resolutions relating to the New Offer at the KWE General Meeting (or, in the event that the New Offer is implemented by way of a Takeover Offer, to recommend KWE Shareholders to accept such Offer).

For the avoidance of doubt, neither the Independent Committee of KWE nor Rothschild nor J.P. Morgan Cazenove express any view as to the advantages or disadvantages of the Merger as far as KW Shareholders are concerned.

Mix and match facility

KW will provide a mix and match facility under which KWE Scheme Shareholders (other than certain Overseas Shareholders) who elect to receive the New Offer may, subject to off-setting elections made by other KWE Scheme Shareholders who elect to receive the New Offer, elect to vary the proportion in which they receive the New KW Share Component and the KW Cash Component available under the New Offer (but not the KWE Special Distribution) (the “Mix and Match Facility”). The Mix and Match Facility will not change the total number of New KW Shares to be issued under the New Offer or the maximum amount of the KW Cash Component payable by KW under the New Offer.

Elections made by KWE Scheme Shareholders under the Mix and Match Facility will be satisfied only to the extent that other KWE Scheme Shareholders make off-setting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, KWE Scheme Shareholders who make an election under the Mix and Match Facility will not know the exact number of New KW Shares or the amount of the KW Cash Component they will receive until settlement of the consideration due to them, although an announcement will be made of the approximate extent to which elections under the Mix and Match Facility will be satisfied.

The Mix and Match Facility will not affect the entitlement of any KWE Scheme Shareholder who does not make an election under the Mix and Match Facility or who elects to receive the Original Offer. Any such KWE Scheme Shareholder will receive, for each KWE Scheme Share it holds, either the consideration available under the New Offer without alteration or, as applicable, the consideration available under the Original Offer.

Further details of the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional new KW Shares (or vice versa)) will be included in the Scheme Document.

The Mix and Match Facility is conditional upon the Merger becoming effective.

Prospectus and Jersey regulatory condition

KW will be required to publish a prospectus in the UK in respect of the New KW Shares to be issued to KWE Scheme Shareholders in connection with the New Offer (the “Prospectus”). It is expected that the Prospectus will be published at or around the same time as the Scheme Document is posted to KWE Shareholders.

As a result of the requirement to publish the Prospectus, in addition to the Conditions set out in Part A of Appendix 1 to the Rule 2.7 Announcement and the further terms and conditions set out in Part B of Appendix 1 to the Rule 2.7 Announcement, the New Offer is also conditional upon (a) (i) the Prospectus being approved by the UK Listing Authority and (ii) the Prospectus being made available to the public in accordance with the prospectus rules made by the Financial Conduct Authority under section 73A of the Financial Services and Markets Act 2000 relating to the offer of securities to the public and admission of securities to trading on a regulated market (the “Prospectus Condition”) and (b) to the extent required, the Jersey Financial Services Commission having consented to the circulation in Jersey of the offer of the New KW Shares pursuant to Article 8(2) of the Control of Borrowing (Jersey) Order 1958 as amended (the “COBO Condition”).

If the Prospectus Condition and, to the extent required, the COBO Condition is not satisfied within the period permitted by the Panel, only the consideration available under the Original Offer will be available to KWE Shareholders.

Timing update

The Scheme Document will contain further information about the Merger and the Scheme and notices of the Scheme Court Meeting and KWE General Meeting, and will specify the action to be taken by KWE Scheme Shareholders. It is expected that the Scheme Document will now be despatched to KWE Shareholders, together with the Forms of Proxy, on or before 16 October 2017.

It is expected that the US Proxy Statement, containing details of the Merger and notice of the KW Special Meeting, will be posted to KW Shareholders at or around the same time as the Scheme Document is posted to KWE Shareholders, with the KW Special Meeting being held at or around the same time as the KWE Meetings.

It is expected that the Prospectus, containing details of the New KW Shares, will be published at or around the same time as the Scheme Document is posted to KWE Shareholders.

KW and KWE now expect that the Scheme will become effective in the fourth quarter of 2017.

Financing

The aggregate value of the KW Cash Component of approximately £288 million payable by KW under the New Offer will be funded from cash resources of KW.

In accordance with Rule 2.7(d) of the Code, Goldman Sachs, as lead financial adviser to KW, is satisfied that sufficient resources are available to KW to satisfy in full the cash consideration payable by KW pursuant to the New Offer.

Documents published on a website

Copies of the following documents will, by no later than 12 noon (London time) on 14 June 2017, be published on KW’s website at ir.kennedywilson.com and KWE’s website at www.kennedywilson.eu until the completion of the Merger:

•	this announcement;

•	the Additional Irrevocable Undertakings; and

•	the Letter of Intent.

Appendix 1 to this announcement contains the sources of information and bases of calculations of certain information contained in this announcement. This announcement should be read in conjunction with the full text of the Rule 2.7 Announcement (including the appendices set out therein). Appendix 2 to this announcement contains details of the Additional Irrevocable Undertakings and the Letter of Intent. Each of the Original Offer and the New Offer is subject to, among other things, the satisfaction or waiver of the Conditions set out in Part A of Appendix 1 to the Rule 2.7 Announcement and, as regards the New Offer, the Prospectus Condition and, to the extent required, the COBO Condition. Each of the Original Offer and the New Offer is also subject to the further terms and conditions set out in Part B of Appendix 1 to the Rule 2.7 Announcement and the further terms to be set out in the Scheme Document.

Enquiries

Kennedy-Wilson Holdings, Inc.

Matt Windisch	+1 310 887 6400

Goldman Sachs (lead financial adviser to KW)

Mark Sorrell	+44 (0) 20 7774 1000
Chris Emmerson	+44 (0) 20 7774 1000
David Friedland	+1 212 902 0300
Keith Wetzel	+1 310 407 5700

BofA Merrill Lynch (financial adviser to KW)

Geoff Iles	+44 (0) 20 7628 1000
Kieran Millar	+44 (0) 20 7628 1000
Jeff Horowitz	+1 646 855 3213
Cavan Yang	+1 646 855 4157

Deutsche Bank (financial adviser to KW)

Drew Goldman	+1 212 250 2500
Rishi Bhuchar	+44 (0) 20 7545 8000
Brian Mendell	+1 212 250 2500
Nancy Davey	+1 212 250 2500

Joele Frank, Wilkinson Brimmer Katcher (public relations adviser to KW)

Meaghan Repko	+1 212 355 4449
Matt Gross	+1 212 355 4449

Kennedy Wilson Europe Real Estate plc

Charlotte Valeur	+44 (0) 1534 835 722

Rothschild (lead financial adviser to the Independent Committee of KWE)

Alex Midgen	+44 (0) 20 7280 5000
Sam Green	+44 (0) 20 7280 5000

J.P. Morgan Cazenove (financial adviser to the Independent Committee of KWE)

Dwayne Lysaght	+44 (0) 20 7742 6000
Bronson Albery	+44 (0) 20 7742 6000
Kirshlen Moodley	+44 (0) 20 7742 6000
Tara Morrison	+44 (0) 20 7742 6000

FTI Consulting (public relations adviser to KWE)

Dido Laurimore	+44 (0) 203 727 1000
Richard Sunderland	+44 (0) 203 727 1000

Further information

This announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Merger or otherwise, nor shall there be any sale, issuance or transfer of securities of KW or KWE in any jurisdiction in contravention of applicable law. The Merger will be implemented solely by means of the Scheme Document and the accompanying Forms of Proxy (or, in the event that the Merger is to be implemented by means of a Takeover Offer, the Takeover Offer document), which will contain the full terms and conditions of the Merger, including details of how to vote in respect of the Merger.

KW will prepare the US Proxy Statement to be distributed to KW Shareholders, containing details of the Merger, notice of the KW Special Meeting and information on the New KW Shares. KW will also publish the Prospectus, containing details of the New KW Shares. KW urges KWE Shareholders to read the Scheme Document and the Prospectus carefully when they become available, because they will contain important information in relation to the Merger and the New KW Shares. KW urges KW Shareholders to read the US Proxy Statement carefully when it becomes available.

Any vote in respect of resolutions to be proposed at the KWE Meetings or the KW Special Meeting to approve the Merger, the Scheme or related matters should be made only on the basis of the information contained in the Scheme Document, the Prospectus and, in the case of KW Shareholders, the US Proxy Statement.

This announcement does not constitute a prospectus or prospectus equivalent document.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the UK, and Goldman Sachs & Co. LLC (in their capacity as financial advisors to KW) (together, “Goldman Sachs”) are acting exclusively for KW and no one else in connection with the Merger or any other matter referred to in this announcement and will not be responsible to anyone other than KW for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this announcement.

Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the UK, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Merrill Lynch International, “BofA Merrill Lynch”) are acting exclusively for KW and no one else in connection with the Merger or any other matter referred to in this announcement and will not be responsible to anyone other than KW for providing the protections afforded to clients of BofA Merrill Lynch, or for providing advice in relation to the Merger or any other matters referred to in this announcement.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank) and, in the UK, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the UK by the Prudential Regulation Authority and Financial Conduct Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority, are available on request or from www.db.com/en/content/eu_disclosures.htm.

Deutsche Bank AG, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI” and, together with DB London, “DB”) are acting as financial advisers to KW and no other person in connection with this announcement and its contents. DB will not be responsible to any person other than KW for providing any of the protections afforded to clients of DB, nor for providing any advice, in relation to any matter referred to herein. Without limiting a person’s liability for fraud, neither DB nor any of their affiliates nor any of their or their affiliates’ respective directors, officers, representatives, employees, advisers or agents shall have any liability to any other person in connection with this announcement and its contents.

Rothschild, which is authorised and regulated by the FCA in the UK, is acting exclusively for the Independent Committee of KWE and no one else in connection with the Merger and any other matter referred to in this announcement and will not be responsible to anyone other than the Independent Committee of KWE for providing the protections afforded to clients of Rothschild, or for providing advice in relation to the Merger or any other matters referred to in this announcement.

J.P. Morgan Limited (which conducts its UK investment banking business as J.P. Morgan Cazenove (“J.P. Morgan Cazenove”)), which is authorised and regulated in the UK by the FCA, is acting exclusively for the Independent Committee of KWE and no one else in connection with the Merger or any other matter referred to in this announcement and will not be responsible to anyone other than the Independent Committee of KWE for providing the protections afforded to clients of J.P. Morgan Cazenove, or for providing advice in relation to the Merger or any other matters referred to in this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than the UK, Jersey or the United States may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK, Jersey or the United States should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular the ability of persons who are not resident in the UK, Jersey or the United States to vote their KWE Shares with respect to the Scheme at the Scheme Court Meeting, or to appoint another person as proxy to vote at the Scheme Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Merger disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purpose of complying with Jersey law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England and Wales and Jersey. Unless otherwise determined by KW or required by the Code, and permitted by applicable law and regulation, the Merger will not be made available directly or indirectly in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Merger by use of mail or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, any Restricted Jurisdiction.

Copies of this announcement and any formal documentation relating to the Merger will not be and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Merger. If the Merger is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law or regulation), the Offer may not be made, directly or indirectly, in or into or by use of mail or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

The availability of New KW Shares pursuant to the Merger to KWE Shareholders who are not resident in the UK, Jersey or the United States or the ability of those persons to hold such shares may be affected by the laws or regulatory requirements of the relevant jurisdictions in which they are resident. Persons who are not resident in the UK, Jersey or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document and the Prospectus.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No profit forecast

Unless expressly stated otherwise, no statement in this announcement is intended as a profit forecast or profit estimate for any period.

Additional information and where to find it

The Merger relates to the shares of a Jersey company and is being made by means of a scheme of arrangement provided for under Jersey law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act and is exempt from the registration requirements under the US Securities Act. Accordingly, the Merger will be subject to disclosure requirements and practices applicable in the UK and Jersey to schemes of arrangement, which are different from the disclosure and other requirements of the US tender offer and securities laws.

It may be difficult for US holders of KWE Shares to enforce their rights and any claims they may have arising under US federal securities laws in connection with the Merger, since KWE is organised under the laws of a country other than the US, and some or all of its officers and directors may be residents of countries other than the US and most of the assets of KWE are located outside of the US. US holders of KWE Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s jurisdiction or judgment.

The Merger may, in the circumstances provided for in the Rule 2.7 Announcement, instead be carried out by way of a Takeover Offer under Jersey law. If KW exercises its right to implement the Merger by way of a Takeover Offer, such Offer will be made in compliance with applicable US tender offer and securities laws and regulations, including the exemptions therefrom.

In accordance with normal UK practice, KW or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, KWE Shares outside of the US, other than pursuant to the Merger, until the date on which the Merger becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed, as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

This announcement may be deemed to be solicitation material in respect of the proposed acquisition of KWE by KW, including the issuance of the New KW Shares in respect of the Merger. In connection with the foregoing proposed issuance of New KW Shares, KW expects to file a proxy statement on Schedule 14A with the SEC. To the extent KW effects the acquisition of KWE as a scheme of arrangement under Jersey law, the issuance of the New KW Shares in the Merger would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) of the US Securities Act. In the event that KW determines to effect the Merger pursuant to an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New KW Shares that would be issued in the Merger. INVESTORS AND SECURITY HOLDERS OF KW ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT KW WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KW, THE PROPOSED ISSUANCE OF THE NEW KW SHARES AND THE MERGER. The preliminary proxy statement, the definitive proxy statement, in each case as applicable, and other relevant materials in connection with the proposed issuance of the New KW Shares and the Merger (when they become available), and, if required, the registration statement/prospectus and other documents filed by KW with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at KW’s website, ir.kennedywilson.com, or by contacting KW’s Investor Relations department in writing at 151 S. El Camino Drive, Beverly Hills, CA 90212, United States of America.

KW believes that KW, KWE, their respective directors and certain KW executive officers may be deemed to be participants in the solicitation of proxies from KW Shareholders with respect to the Merger, including the proposed issuance of New KW Shares. Information about KW’s directors and executive officers and their ownership of KW Shares and KWE Shares or securities referencing KWE Shares is set out in KW’s Annual Report on Form 10-K for the fiscal year ended 31 December 2016, which was filed with the SEC on 27 February 2017, KW’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on 28 April 2017, and KWE’s Annual Report for the year ended 31 December 2016, which was filed with the SEC by KW on Form 8-K on 23 March 2017. Information about the directors of KWE is set out in KWE’s Annual Report for the year ended 31 December 2016, which was filed with the SEC by KW on Form 8-K on 23 March 2017. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set out in the proxy statement and other materials to be filed with the SEC in connection with the Merger and issuance of New KW Shares.

For the avoidance of doubt, neither the Independent Committee of KWE nor Rothschild nor J.P. Morgan Cazenove express any view as to the advantages or disadvantages of the Merger as far as KW Shareholders are concerned.

Forward-looking statements

This announcement, oral statements made regarding the Merger, and other information published by KW and KWE contain statements which are, or may be deemed to be, “forward-looking statements” with respect to the financial condition, results of operations and businesses of KWE and KW and the KWE Group and the KW Group, and certain plans and objectives of KWE and KW with respect to the Combined Group. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of KW and KWE about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement include statements relating to the expected effects of the Merger on KW and KWE, the expected timing and scope of the Merger and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects”, “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “does not anticipate”, “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although KW and KWE believe that the expectations reflected in such forward-looking statements are reasonable, KW and KWE can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include the satisfaction of the Conditions, as well as additional factors, such as: risks relating to the KW Group’s and the KWE Group’s credit rating; local and global political and economic conditions, including Brexit; the KW Group’s and the KWE Group’s economic model and liquidity risks; financial services risk; the risks associated with

KW’s and KWE’s brand, reputation and trust; environmental risks; safety, technology, data security and data privacy risks; the ability to realise the anticipated benefits and synergies of the Merger, including as a result of a delay in completing the Merger or difficulty in integrating the businesses of the companies involved; legal or regulatory developments and changes; the outcome of any litigation; the impact of any acquisitions or similar transactions; competition and market risks; the impact of foreign exchange rates; pricing pressures; and business continuity and crisis management. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither KW nor KWE, nor any of their respective associates, directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Each forward-looking statement speaks only as of the date of this announcement. None of KWE, the KWE Group, KW or the KW Group undertakes any obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Publication on website and availability of hard copies

A copy of this announcement will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on KW’s website at ir.kennedywilson.com and KWE’s website at www.kennedywilson.eu by no later than 12 noon (London time) on 14 June 2017. For the avoidance of doubt, the contents of that website are not incorporated into and do not form part of this announcement.

KW Shareholders may request a hard copy of this announcement, and any future documents, announcements and information, by contacting Goldman Sachs International during business hours on +44 (0) 20 7774 1000 or by submitting a request in writing to Chris Emmerson at Goldman Sachs International, Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom.

KWE Shareholders may request a hard copy of this announcement, and any future documents, announcements and information, by contacting the Corporate Services team at Crestbridge during business hours on +44 (0) 1534 835600 or by submitting a request in writing to the Corporate Services Team, Crestbridge, 47 Esplanade, St Helier, Jersey JE1 0BD.

If you have received this announcement in electronic form, copies of this announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the UK or, if not, from another appropriately authorised independent financial adviser.

APPENDIX 1

SOURCES OF INFORMATION AND BASES OF CALCULATION

1	Unless otherwise stated, all figures and percentages in this announcement have been calculated on the assumption that all KWE Scheme Shareholders elect to receive the consideration available under the New Offer.

2	The implied value of the Original Offer is calculated:

2.1	by reference to the Closing Price of US$19.55 per KW Share on the Latest Practicable Date;

2.2	on the basis of an exchange rate of 1.2656 US Dollars per Pound Sterling, taken from Bloomberg as at 5:00 p.m. on the Latest Practicable Date;

2.3	on the basis of the exchange ratio of 0.6670 New KW Shares in exchange for each KWE Scheme Share held; and

2.4	on the basis of the existing number of KWE Shares in issue referred to in paragraph 4 below.

3	The implied value of the New Offer is calculated:

3.1	by reference to the Closing Price of US$19.55 per KW Share on the Latest Practicable Date;

3.2	on the basis of an exchange rate of 1.2656 US Dollars per Pound Sterling, taken from Bloomberg as at 5:00 p.m. on the Latest Practicable Date;

3.3	on the basis of the exchange ratio of 0.3854 New KW Shares in exchange for each KWE Scheme Share held; and

3.4	on the basis of the existing number of KWE Shares in issue referred to in paragraph 4 below.

4	As at the Latest Practicable Date, KWE had 126,133,407 KWE Shares in issue and KW had 114,237,750 KW Shares in issue.

5	As at the Latest Practicable Date, KW and its subsidiaries held 30,015,924 KWE Shares.

6	As at the Latest Practicable Date, KWE had no dilutive options or awards outstanding over KWE Shares. KW has granted RSUs to certain KW Directors and certain of its employees, which convert into KWE Shares on a one-for-one basis on vesting. As at the Latest Practicable Date, there were 533,549 unvested RSUs.

7	The share capital of the Combined Group (being 151,281,428 KW Shares) has been calculated as the sum of:

7.1	a total number of 114,237,750 KW Shares in issue as referred to in paragraph 4 above; and

7.2	37,043,678 KW Shares which would be issued pursuant to the terms of the New Offer (being the number of KWE Shares as referred to in paragraph 4 above, less the number of KWE Shares held by KW and its subsidiaries as referred to in paragraph 5 above, multiplied by the exchange ratio of 0.3854 as referred to in paragraph 3.3 above).

8	The percentage of the share capital of the Combined Group that will be owned by KWE Shareholders following the Merger (being approximately 24%) is calculated by dividing the number of KW Shares to be issued pursuant to the New Offer referred to in paragraph 7.2 above by the issued share capital of the Combined Group (as set out in paragraph 7 above) and multiplying the resulting sum by 100 to produce a percentage.

9	Unless otherwise stated, all prices quoted for KWE Shares have been derived from the Daily Official List and represent closing middle market prices on the relevant date.

10	Unless otherwise stated, all prices quoted for KW Shares have been derived from the NYSE and represent closing middle market prices on the relevant date.

11	For the purposes of the financial comparisons contained in this Announcement, no account has been taken of any liability to taxation or the treatment of fractions under the Merger.

12	Certain figures included in this Announcement have been subject to rounding adjustments.

APPENDIX 2

ADDITIONAL IRREVOCABLE UNDERTAKINGS AND LETTER OF INTENT

Additional Irrevocable Undertakings

The following KWE Shareholders have given irrevocable undertakings to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions to be proposed at the KWE General Meeting in relation to the following KWE Shares currently held by them, as well as any further KWE Shares they may acquire:

Name	Number of KWE Shares	Percentage of issued ordinary share capital of KWE (%)
Quantum Strategic Partners Ltd.	15,981,750	12.7
Franklin Templeton Institutional, LLC	11,534,900	9.1
Total	27,516,650	21.8

The obligations of Quantum Strategic Partners Ltd. under its irrevocable undertaking will lapse and cease to have effect if:

•	this announcement is not released by midday Eastern Time on 13 June 2017, or such later time and/or date as KW and KWE may agree;

•	the Scheme Document has not been posted within the period permitted by the Panel;

•	at any time before the date of the Scheme Court Meeting, a third party announces its intention to make an offer for KWE or substantially all of its business and assets which, in Quantum Strategic Partners Ltd.’s reasonable opinion, represents an improvement on the New Offer;

•	KW’s offer to implement the Merger by means of a Scheme lapses or is withdrawn (provided that KW has not announced, within 10 business days of the Scheme having so lapsed or been withdrawn, that it intends to implement the Merger by way of a Takeover Offer); or

•	the Scheme has not become effective by the earlier of (i) midday Eastern Time on 31 October 2017 and (ii) any date specified in the Scheme Document as being the latest date by which the Scheme must have become effective.

Pursuant to the irrevocable undertaking, Quantum Strategic Partners Ltd. has also agreed to refrain from certain actions, including (a) disposing of any KWE Shares currently held by it or any further KWE Shares it may acquire (subject to certain exceptions), (b) acquiring any KWE Shares, (c) selling any KWE Shares short or entering into any short derivative position referenced to them or (d) soliciting, directly or indirectly, or initiating discussions with a third party in connection with a competing offer for KWE.

The obligations of Franklin Templeton Institutional, LLC under its irrevocable undertaking will lapse and cease to have effect if:

•	this announcement is not released by 5.00 pm on 13 June 2017, or such later time and/or date as KW and KWE may agree;

•	the Scheme Document has not been posted within the period permitted by the Panel;

•	at any time before the date of the Scheme Court Meeting, a third party announces its intention to make an offer for KWE which is governed by the Code which, in Franklin Templeton Institutional, LLC’s reasonable opinion, represents an improvement on the New Offer; or

•	KW’s offer to implement the Merger by means of a Scheme lapses or is withdrawn (provided that KW has not announced that it intends to implement the Merger by way of a Takeover Offer).

Pursuant to the irrevocable undertaking, Franklin Templeton Institutional, LLC has also agreed to refrain from certain actions, including (a) disposing of any KWE Shares currently held by it or any further KWE Shares it may acquire, (b) acquiring any KWE Shares, (c) selling any KWE Shares short or entering into any short derivative position referenced to them or (d) soliciting, directly or indirectly, or initiating discussions with a third party in connection with a competing offer for KWE. However, Franklin Templeton Institutional, LLC will be permitted to sell KWE Shares if it is instructed to do so by clients on whose account it holds those KWE Shares.

Letter of Intent

The Värde Fund X (Master), L.P., The Värde Fund XI, (Master) L.P., The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., Värde Investment Partners (Offshore) Master, L.P., Värde Credit Partners Master, L.P. and The Värde Skyway Master Fund, L.P. (together, the “Värde Shareholders”), all of which are ultimately controlled by Värde Partners, Inc., have confirmed their intention to vote in favour of the Scheme at the Scheme Court Meeting and the resolutions relating to the Merger at the KWE General Meeting (or, in the event that the Merger is implemented by way of a Takeover Offer, accept the Offer) in respect of their entire holdings, representing, in aggregate, approximately 5.6% of KWE’s existing ordinary share capital as at the Latest Practicable Date. The Letter of Intent is non-binding and does not prevent the Värde Shareholders from modifying or withdrawing their support for the Merger in the event that a higher offer to acquire KWE is made or from transferring or disposing of their interests in the KWE Shares to which the Letter of Intent relates. The Letter of Intent will lapse if this announcement is not released by 12 noon on 13 June 2017.